UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 10, 2006

GTC BIOTHERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	0-21794 (Commission File Number)	04-3186494 (IRS Employer Identification No.)
175 CROSSING BOULEVARD FRAMINGHAM, MASSACHUSETTS 01702 (Address of Principal Executive Offices) (Zip Code)
(508) 620-9700 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement.

On March 10, 2006, the Compensation Committee of the Board of Directors of GTC Biotherapeutics, Inc. determined the base salaries for 2006 for GTC’s executive officers, their annual stock option awards and their target bonus potential for 2006 expressed as a percentage of their respective base salaries. The Compensation Committee also determined bonuses awarded to GTC’s executive officers for the calendar year 2005. The bonuses were paid in a combination of cash and shares of GTC Common Stock valued at $1.03 per share, the closing price on March 10, 2006.

The Compensation Committee annually evaluates the performance and determines the cash and equity compensation of GTC’s executive officers based on the Compensation Committee’s assessment of company performance and individual performance, as well as relative compensation for competitive positions in similarly sized, publicly-traded biopharmaceutical companies. Based on that evaluation and GTC’s recent developments and current financial position, the Compensation Committee accepted management’s recommendation that there should be no increase in base salary levels for 2006 for each of the named executive officers. Instead of any increase in annual salaries, the Committee determined that, if GTC has a specified minimum cash balance at the end of 2006, there would be a cash payment in 2007 equal to 5% of the named executive officers’ respective base salaries.

The company performance portion of the bonus payments for 2005 was based on the Committee’s assessment of performance against a number of objectives in the areas of clinical development, transgenic production capabilities, external programs, business development and financial performance, and other performance goals established in early 2005. Given the extraordinary level of effort in 2005, including qualification of GTC's manufacturing facilities and its collaborative agreement established with LEO Pharma together with the focus on team performance to achieve GTC’s key goals for the year, the Committee determined that all the named executive officers should be awarded the same percentage amount for the portion of their bonuses that they achieved based on individual performance against objectives. Accordingly, the Committee awarded actual bonuses equal to approximately 79% of the target bonuses, which resulted in a bonus for Dr. Cox equal to approximately 31% of his base salary and bonuses for the other named executive officers equal to approximately 24% of their base salaries.

The Committee then granted annual stock option awards to each of GTC's executive officers. The size of stock option awards was generally intended to reflect the significance of the executive's current contributions to GTC's overall performance, and was determined based on the same matrix used in 2005. For each stock option award, 20% vested immediately and the balance vests 20% annually over four years. The exercise price per share of the stock options was equal to the fair market value of a share of GTC's Common Stock on the date of grant.

The Committee also determined the target bonus opportunity for each of the named executive officers for 2006 expressed as a percentage of base salary would remain unchanged from 2005. As was the case in 2005, this bonus potential can be exceeded by up to 20% of the target for exceptional corporate and individual performance. Also as was the case in 2005, the Compensation Committee will determine two-thirds of the bonus for the Chief Executive Officer and the other executive officers based on the Committee’s assessment of GTC’s performance relative to a number of company-wide goals established by the Committee. The remainder of the bonus potential will be based on the Committee’s judgment regarding individual performance against specific objectives.

The base salaries, annual equity awards and target bonuses for 2006, as well as the stock and cash bonuses for 2005, for GTC’s Chief Executive Officer and the four other most highly compensated executive officers, also known collectively as the named executive officers, are listed in Exhibit 10.1 and are incorporated herein by reference. Additional information on executive compensation is included in GTC’s proxy statement for its annual meeting of shareholders.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1	2005 bonuses and 2006 base salaries, target bonuses and annual stock option awards for GTC’s named executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTC BIOTHERAPEUTICS, INC.

Dated: March 16, 2006                     By: /s/ Geoffrey F. Cox
                                           Geoffrey F. Cox
                                       President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
   No.    Description

10.1   2005 bonuses and 2006 target bonuses and annual stock option awards for GTC’s named executive officers. Filed herewith.